United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 12, 2006

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 12, 2006, iSecureTrac Corp. (the “Company”) executed a Promissory Note (the “December Note”) payable to the order of Consolidated Investment Services, Inc. (the “Lender”) representing a loan from the Lender to the Company in the principal amount of $4,300,000. Borrowings under the December Note are unsecured and bear interest at a fixed rate of 7% per annum. The December Note shall come due on the earlier of (i) July 1, 2008 or (ii) the first date on which the Company issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Company of not less than $4,300,000.

On December 12, 2006, the Company also executed an amendment to the Promissory Note, dated October 24, 2006, payable to the order of the Lender representing a loan from Lender to the Company in the principal amount of $1,700,000 (the “October Note”). The amendment extended the maturity date of the October Note by six months. As a result, the October Note, as amended, shall also come due on the earlier of (i) July 1, 2008 or (ii) the first date on which the Company issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Company of not less than $1,700,000. Borrowings under the October Note are also unsecured and bear interest at a fixed rate of 7% per annum.

The Lender is an affiliate of Mykonos 6420 LP (“Mykonos”). As the sole holder of the Company’s Series C Preferred Stock, Mykonos has the right to elect a majority of the Company's Board of Directors. The terms of the December Note and the amendment to the October Note were approved by a Special Committee of the Board of Directors consisting solely of disinterested directors.

The proceeds of the loans evidence by the December Note and the October Note will be used to meet the Company’s working capital needs and are anticipated to be repaid from proceeds of a subsequent debt or equity financing. The Special Committee of the Board of Directors is currently evaluating alternative financing transactions which may include, but are not limited to, issuances of common or preferred stock or mezzanine level debt. It is possible that one or more affiliates of Mykonos may provide some or all of this longer term financing for the Company, but no commitment has been received from any affiliate of Mykonos to provide such financing.

A copy of the December Note and the amendment to the October Note are attached as Exhibits 10.1 and 10.2, respectively, hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On December 13, 2006, the Company filed an amendment to Article 4 of its Amended and Restated Certificate of Incorporation to increase the number of shares of all classes of preferred stock that the Company is authorized to issue from 1,000,000 to 5,000,000 shares. The number of shares of Common Stock that the Company is authorized to issue was not increased as a result of such amendment and will remain 75,000,000 shares.

A copy of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation is attached as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are attached to this report

3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation

10.1	Promissory Note, dated December 12, 2006, made by the Company in favor of Consolidated Investment Services, Inc.

10.2	First Amendment to the Promissory Note dated October 24, 2006, made by the Company in favor of Consolidated Investment Services, Inc.

99.1	Press Release, dated December 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

December 13, 2006